Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts”  in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-146463) and related Prospectus of PharmAthene, Inc. for the registration of 14,486,784 shares of its common stock and to the incorporation by reference therein of our report dated April 10, 2007, with respect to the consolidated financial statements of PharmAthene, Inc. included in the Definitive Proxy Statement of Healthcare Acquisition Corp. dated July 16, 2007 and filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

January 25, 2008